Exhibit 11

                         CATSKILL FINANCIAL CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                Three Months Ended December 31,
                                                -------------------------------

                                                   1997                 1996
                                                ----------          ----------

NET INCOME PER COMMON SHARE - BASIC

   Net income applicable to common shares       $      958          $    1,066

   Weighted average common shares outstanding    4,250,413           5,090,814

   Net income per common share - basic          $      .23          $      .21
                                                ==========          ==========

NET INCOME PER COMMON SHARE - DILUTED

   Net income applicable to common shares       $      958          $    1,066

   Weighted average common shares outstanding    4,250,413           5,090,814

   Dilutive common stock options (1)               143,426              19,548
                                                ----------          ----------

   Weighted average common shares and
     common share equivalents outstanding        4,393,839           5,110,362
                                                ==========          ==========

   Net income per common share - diluted        $      .22          $      .21
                                                ==========          ==========


(1) Dilutive common stock options (includes restricted stock under the Company's MRP plan and options under its stock option plan) are based on the treasury stock method using average market price. The treasury stock method recognizes the use of assumed proceeds upon the exercise of options, and the amount of unearned compensation attributed to future services under the Company's restricted stock plan, including any tax benefits, will be used to purchase the Company's common stock at the average market price during the period.



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